Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: April 1, 2011	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI Incorporated Announces Board of Directors Appointment

PITTSBURGH, PA – April 1, 2011 (GLOBE NEWSWIRE) — II-VI Incorporated (Nasdaq:IIVI) announced today that its Board of Directors appointed Dr. Howard H. Xia to serve as an independent director on the Company’s Board of Directors in Class One expiring in 2012, although he will stand for election at the Company’s next annual meeting of shareholders in November 2011. The addition of Dr. Xia expands the Company’s Board of Directors to eight members.

Dr. Xia, 50, is General Manager of Vodafone China Limited, a wholly-owned company of Vodafone Group Plc (LSE: VOD.L) and (NASDAQ:VOD) and has been leading Vodafone’s business in China since 2001. He also represents Vodafone at the ASPire board, which is a joint venture between China Mobile, Vodafone, HP and Merrill Lynch. From 1994 to 2001 Dr. Xia was Director- Technology Strategy for Vodafone AirTouch Plc and AirTouch Communications Inc. Dr. Xia was a Senior Staff Engineer at Telesis Technology Laboratory from 1992 to 1994, and was a Senior Engineer at PacTel Cellular from 1990 to 1992. Dr. Xia holds a BS in Physics from South China Normal University, an MS in Physics and Electrical Engineering and a PhD in Electrophysics from Polytechnic Institute of New York University.

“We are extremely pleased and fortunate to have Howard join the II-VI Incorporated Board of Directors,” said Carl J. Johnson, Chairman of II-VI Incorporated. “Howard brings to our Board of Directors a deep understanding of the telecommunication market, a record of achievement in international business including China, and strong leadership skills that will complement our Board for the benefit of the shareholders and management of II-VI.”

“I am delighted to have the benefit of counsel from Howard’s global experience,” said Francis J. Kramer, President and Chief Executive Officer of II-VI Incorporated.

The Board of Directors was advised in this search by Russell Reynolds Associates.

Vodafone is one of the world’s largest mobile communications companies by revenue with approximately 358 million customers in its controlled and jointly controlled markets as at 31 December 2010. Vodafone currently has equity interests in over 30 countries across five continents and more than 40 partner networks worldwide. The company’s website is www.vodafone.com.

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II-VI Incorporated

April 1, 2011

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company’s infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers. In the Company’s near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. In the Company’s military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials and Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of Electro-Magnetic Interference. In the Company’s Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and the Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up.

CONTACT:	II-VI Incorporated
Craig A. Creaturo, Chief Financial Officer and Treasurer
(724) 352-4455
creaturo@ii-vi.com

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